EXHIBIT 3.1


                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                            TALON INTERNATIONAL, INC.
                            (A DELAWARE CORPORATION)
                                  WITH AND INTO
                              TAG-IT PACIFIC, INC.
                            (A DELAWARE CORPORATION)

   (under Section 253 of the General Corporation Law of the State of Delaware)

         The undersigned, on behalf of Tag-It Pacific, Inc., a corporation duly organized and existing under the laws of the State of Delaware:

         DOES HEREBY CERTIFY:

         FIRST: Tag-It Pacific, Inc. (the "CORPORATION"), was incorporated on the 23rd day of July, 1996 pursuant to the General Corporation Law of the State of Delaware ("DGCL"), the provisions of which permit a parent corporation organized and existing under the laws of said State to merge with a subsidiary corporation organized and existing under the laws of said State.

         SECOND: The Corporation owns 100% of the issued and outstanding shares of the common stock of Talon International, Inc. ("TALON"), a corporation organized pursuant to the DGCL on the 25th day of April, 2000, and having no class of stock outstanding other than such common stock.

         THIRD: That the Corporation, by the following resolutions adopted by its Board of Directors, duly adopted by unanimous written consent of the members thereof on July 19, 2007, determined to merge Talon into itself, effective as set forth below:

                  "WHEREAS, the Corporation lawfully owns 100% of the issued and outstanding shares of the common stock of Talon International, Inc., a Delaware corporation ("Talon");

                  WHEREAS, Talon has no class of stock outstanding other than common stock;

                  WHEREAS, there has been presented a form of Certificate of Ownership and Merger, and certain other agreements and other writings (collectively, the "MERGER DOCUMENTS") to accomplish the merger of Talon into the Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware ("MERGER");

                  WHEREAS, pursuant to the Merger, the separate existence of Talon shall cease, the outstanding capital stock of Talon shall be cancelled, and the Corporation shall assume of all of the obligations and liabilities of Talon and shall be subject to all debts and liabilities of Talon



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         in the same manner as if the  Corporation had itself incurred them, and each share of the capital stock of the Corporation shall remain outstanding and unaffected; and

                  WHEREAS, upon the effective date of the Merger, the Corporation shall relinquish its corporate name and assume in its place thereof the name of Talon, which is "Talon International, Inc." ("NAME CHANGE").

                  NOW, THEREFORE, BE IT RESOLVED, that the Merger including the Name Change and assumption of all of the obligations and liabilities of Talon by the Corporation and the transactions contemplated under the Merger Documents are hereby adopted and approved;

                  RESOLVED FURTHER, that the forms, terms and provisions of the Merger Documents are hereby adopted and approved;

                  RESOLVED FURTHER, upon the proposed Merger becoming effective and without any action on the part of any holder thereof each outstanding share of the common stock of Talon shall be cancelled without consideration therefore;

                  RESOLVED FURTHER, that the officers of the Corporation, and each of them, are hereby authorized and directed to cause the Corporation to perform its obligations under the Merger Documents and to consummate the transactions contemplated thereby, including the Name Change;

                  RESOLVED FURTHER, that the officers of the Corporation, and each of them, are hereby authorized, for and on behalf of the Corporation, to modify, amend or revise the forms, terms and provisions of the Merger Documents, to execute, deliver and/or file any and all documents, certificates, instruments, agreements and notices, and to perform or cause to be performed any and all acts as may, in their judgment, be necessary or desirable to accomplish the purposes of the foregoing resolutions and the transactions contemplated thereby and the Merger Documents therein approved whether within or without the State of Delaware and any other state necessary, the making of any such modification, amendment or revision, the taking of any such actions and/or the execution, delivery or filing of any such documents or instruments shall be conclusive evidence that the individual making such modification, amendment or revision, taking such action and/or executing, delivering or filing such document or instrument has deemed the same to be necessary or advisable;

                  RESOLVED FURTHER, that the officers of the Corporation, and each of them, are hereby authorized, directed and empowered by and on behalf of the Corporation to cause any notice required by the securities


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         laws of any state or jurisdiction to be prepared and filed on behalf of the Corporation with the appropriate securities regulatory agency together with any required consent to service of process and the payment of any requisite fee; and

                  RESOLVED FURTHER, that the actions of the officers and other agents of the Corporation and each of them, previously taken in connection with the negotiation of the Merger and/or the preparation of the forms, terms and provisions of the Merger Documents are hereby adopted and approved."

         FOURTH: That the proposed Merger has been approved, certified, executed and acknowledged by the Corporation in accordance with the DGCL.

         FIFTH: The merger is effective upon filing of this Certificate of Ownership and Merger.



                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, said parent Corporation has caused this Certificate to be signed by an authorized officer this 19th day of July, 2007.




                                      TAG-IT PACIFIC, INC.
                                      a Delaware corporation



                                      By:    /S/ STEPHEN FORTE
                                         -------------------------------
                                                 Stephen Forte
                                                 Chief Executive Officer